Exhibit 10.1

Promissory Note To:  Bradley W. Miller

Promissory Note

USD $30,000                                                                                     December 21, 2009

For Value received, (by way of a shareholders loan), Eastern World Solutions Inc. (hereinafter referred to as the Company), a Nevada Corporation, promises to pay to the order of Bradley W. Miller (hereinafter referred to as the lender), of 1716 S. Gary Ave., Tulsa, OK the sum of USD, Thirty Thousand Dollars (USD $30,000.00), with simple interest at the rate of four percent annum, payable on demand, but not before December 21, 2010, unless agreed to by a corporate resolution of the Board of Directors of Eastern World Solutions Inc.
This note shall inure to the benefit of the holder of this note, their respective successors and assigns.
It is understood that this Note is unsecured.
The Company may prepay this Note without notice or penalty.
The lender may assign all of its right title and interest in, to and under this promissory note.
Should legal proceedings be necessary to enforce this note, then the Company shall be responsible and liable to the lender, for all costs incurred by the lender.

Signed this 21st day of December in the year 2009 in Tulsa, OK.

BRADLEY W. MILLER

Bradley W. Miller
President, CEO and Directory